Exhibit 1.1

STRATEGIC STORAGE TRUST VI, INC.

DEALER MANAGER AGREEMENT

Up to $1.095 Billion in Shares of Common Stock

March 4, 2022

Pacific Oak Capital Markets, LLC

3200 Park Center Drive, Suite 600

Costa Mesa, CA 92626

Ladies and Gentlemen:

Strategic Storage Trust VI, Inc., a Maryland corporation (the “Company”), is registering for public sale a maximum of up to $1.095 billion in shares (the “Shares”) of its common stock, $0.001 par value per share (the “Offering”), to be issued and sold ($1.0 billion in shares to be offered to the public in the primary portion of the Offering (the “Primary Offering”), consisting of Class A Shares at a purchase price of $10.33 per Share (up to $450 million in Shares), Class T Shares at a purchase price of $10.00 per Share (up to $450 million in Shares) and Class W Shares at a purchase price of $9.40 per Share (up to $100 million in Shares), and $95 million in Shares to be offered pursuant to the Company’s distribution reinvestment plan (the “DRP”), consisting of Class A Shares at a purchase price of $9.81 per share, Class T Shares at a purchase price of $9.50 per share and Class W Shares at a purchase price of $9.40 per share. The Company reserves the right to reallocate the Shares offered among classes of Shares and between the Primary Offering and the DRP. The minimum purchase by any one person shall be $5,000 in Shares except as otherwise indicated in the Prospectus or in any letter or memorandum from the Company to Pacific Oak Capital Markets, LLC (the “Dealer Manager”). It is anticipated that the Dealer Manager will enter into Dealer Agreements substantially in the form attached to this Dealer Manager Agreement (this “Agreement”) with other broker-dealers participating in the Offering (each dealer being referred to herein as a “Dealer” and said dealers being collectively referred to herein as the “Dealers”). The Company shall have the right to approve any material modifications or addendums to the form of the Dealer Agreement. The Company and the Dealer Manager are collectively referred to herein as “Parties” and each as a “Party.” Terms not defined herein shall have the same meaning as in the Prospectus. In connection therewith, the Company hereby agrees with the Dealer Manager, as follows:

1.	Representations and Warranties of the Company

The Company represents and warrants to the Dealer Manager and each Dealer with whom the Dealer Manager enters into a Dealer Agreement that as of the date hereof and as of each date that Shares are sold hereunder; provided that, to the extent such representations and warranties are given only as of a specified date or dates, the Company only makes such representations and warranties as of such date or dates:

1.1    A registration statement with respect to the Company has been prepared by the Company in accordance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, covering the Shares. Said registration statement, which includes a preliminary prospectus, was initially filed with the SEC on May 28, 2021. Copies of such registration statement and each amendment thereto have been or will be delivered to the Dealer Manager. The registration statement and prospectus contained therein, as finally amended and revised as of the effective date of the registration statement, and as may be revised, amended or modified from time to time thereafter by any amendments (as to the registration statement) and/or supplements (as to the prospectus), are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that if the Prospectus filed by the Company pursuant to Rule 424(b) under the Securities Act shall differ from the Prospectus, the term “Prospectus” shall also include the Prospectus filed pursuant to Rule 424(b).

1.2    The Company has been duly organized and is validly existing as a corporation under the laws of the State of Maryland, has the power and authority to conduct its business as described in the Prospectus and is in material compliance with all material laws, rules and regulations applicable to it.

1.3    The Registration Statement and Prospectus comply with the Securities Act and the Rules and Regulations, and the Registration Statement, Prospectus and any and all authorized printed sales literature or other sales materials prepared and authorized by the Company for use with potential investors in connection with the Offering (“Authorized Sales Materials”), when used in conjunction with the Prospectus, do not and will not contain any untrue statements of material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the foregoing provisions of this Section 1.3 will not extend to such statements contained in or omitted from the Registration Statement or Prospectus or Authorized Sales Materials as are primarily within the knowledge of the Dealer Manager or any of the Dealers and are based upon information either (a) furnished by a Dealer in writing to the Dealer Manager or the Company, or (b) furnished by the Dealer Manager in writing to the Company specifically for inclusion therein. The Company agrees that, without the prior approval of the Dealer Manager, it will not distribute any Authorized Sales Materials to Dealers other than through the Dealer Manager. The Company will provide the Dealer Manager with copies of any Authorized Sales Materials proposed to be used in connection with the Offering a reasonable time prior to their first use to allow the Dealer Manager to submit such materials to FINRA (as defined below), as deemed required or appropriate by the Dealer Manager.

1.4    This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, except as the same may be subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

1.5    The Company intends to use the funds received from the sale of the Shares as set forth in the Prospectus.

1.6    No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Company of this Agreement or the issuance and sale by the Company of the Shares, except such as may be required under the Securities Act, by the Financial Industry Regulatory Authority, Inc. (“FINRA”) or applicable state securities laws.

1.7    There are no actions, suits or proceedings pending or to the knowledge of the Company, threatened against the Company at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which would be reasonably expected to have a material adverse effect on the business or property of the Company.

1.8    The execution and delivery of this Agreement, the consummation of the transactions contemplated herein and compliance with the terms of this Agreement by the Company will not conflict with or constitute a default under any charter, bylaw, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction, or decree of any government, governmental instrumentality, or court (domestic or foreign) having jurisdiction over the Company, except (a) to the extent that the enforceability of the indemnity provisions contained in Section 6 of this Agreement may be limited under applicable securities laws, and (b) for such conflicts or defaults that would not reasonably be expected to have a material adverse effect on the business or property of the Company.

1.9    The Company has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity provisions contained in Section 6 of this Agreement may be limited under applicable securities laws.

1.10    The Shares, when subscribed for, paid for and issued, will be duly and validly issued, fully paid, and non-assessable and will conform to the description thereof contained in the Prospectus; no holder of Shares will be subject to personal liability for the obligations of the Company solely by reason of being such a holder; such Shares are not subject to the preemptive rights of any stockholder of the Company; and all corporate action required to be taken for the authorization, issuance and sale of such Shares shall have been validly and sufficiently taken.

1.11    The Company is not in violation of its Articles of Incorporation or its Bylaws.

1.12    The financial statements of the Company filed as part of the Registration Statement or included in the Prospectus present fairly in all material respects the financial position of the Company as of the date indicated and the results of its operations for the periods indicated; said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

1.13    Other than the Dealers, the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Shares. The Dealer Manager will notify the Company of any agreement entered into between the Dealer Manager and such person in connection with such sale.

1.14    The Company does not intend to conduct its business so as to be an “investment company” as that term is defined in the Investment Company Act of 1940, as amended, and the rules and regulation thereunder, and it will exercise reasonable diligence to ensure that it does not become an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

1.15    The Company has filed all material federal, state and foreign income tax returns required to be filed by or on behalf of the Company on or before the due dates therefor (taking into account all extensions of time to file) and has paid or provided for the payment of all such material taxes indicated by such tax returns and all material assessments received by the Company to the extent that such taxes or assessments have become due.

1.17     The accountants who have certified certain financial statements appearing in the Prospectus are an independent registered public accounting firm within the meaning of the Securities Act and the Securities Act Rules and Regulations. Such accountants have not been engaged by the Company to perform any “prohibited activities” (as defined in Section 10A of the Exchange Act). The Company and its subsidiaries each maintains a system of internal accounting and other controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Registration Statement, since the end of the Company’s most recent audited period, there has been (A) no material weakness in the Company’s internal control over financial reporting (whether or not remediated), and (B) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

1.18     Except as may be disclosed in the Prospectus and except as would not result in a material adverse effect on the business or property of the Company, (i) all properties and assets described in the Prospectus are owned with good and marketable title by the Company and its subsidiaries, and (ii) all liens, charges, encumbrances, claims or restrictions on or affecting any of the properties and assets of any of the Company or its subsidiaries which are required to be disclosed in the Prospectus are disclosed therein.

1.19     Except as may be described in the Prospectus, the Company does not have any knowledge of (i) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, “Hazardous Materials”) on any of the properties owned by it or its subsidiaries or subject to mortgage loans owned by the Company or any of its subsidiaries, or (ii) any unlawful spills, releases, discharges or disposal of Hazardous Materials that have occurred or are presently occurring off such properties as a result of any construction on or operation and use of such properties, which presence or occurrence in the case of clauses (i) and (ii) would result in a material adverse effect on the business or property of the Company. In connection with the properties owned by the Company and its subsidiaries or subject to mortgage loans owned by the Company or any of its subsidiaries, the Company has no knowledge of any material failure to comply with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials, except as may be disclosed in the Prospectus.

2.	Covenants of the Company

The Company covenants and agrees with the Dealer Manager as follows, as of the date hereof and as of each date that Shares are sold hereunder; provided, that, to the extent such covenants are given only as of a specified date or dates, the Company only makes such covenants as of such date or dates:

2.1    The Company will prepare and file with the SEC and each appropriate state securities commission, at no expense to the Dealer Manager, the Registration Statement, including all amendments and exhibits thereto. In addition, it will furnish the Dealer Manager, at no expense to the Dealer Manager, with such number of printed copies of the Registration Statement, including all amendments and exhibits thereto, as the Dealer Manager may reasonably request. It will similarly furnish to the Dealer Manager and others designated by the Dealer Manager as many copies as the Dealer Manager may reasonably request in connection with the offering of the Shares of: (a) the Prospectus in preliminary and final form and every form of supplemental or amended prospectus; and (b) this Agreement.

2.2    The Company will prepare and file with the appropriate regulatory authorities, after written approval of the Dealer Manager and at no expense to the Dealer Manager, the Authorized Sales Materials. In addition, it will furnish the Dealer Manager, at no expense to the Dealer Manager, with such number of printed copies of Authorized Sales Materials as the Dealer Manager may reasonably request.

2.3    The Company will furnish such proper information and execute and file such documents as may be necessary for the Company to qualify the Shares for offer and sale under the securities laws of such jurisdictions as the Dealer Manager may reasonably designate and will file and make in each year such statements and reports as may be required. The Company will furnish to the Dealer Manager a copy of such papers filed by the Company in connection with any such qualification.

2.4    The Company will use its best efforts to cause the Registration Statement to become effective with the SEC and each state securities commission which it deems appropriate in its sole discretion. If at any time the SEC or any state securities commission shall issue any stop order suspending the effectiveness of the Registration Statement, and to the extent the Company determines that such action is in the best interest of its stockholders, it will use its best efforts to obtain the lifting of such order at the earliest possible time.

2.5    If at any time when a Prospectus is required to be delivered under the Securities Act any event occurs as a result of which, in the opinion of either the Company or the Dealer Manager, the Prospectus or any supplement then in effect would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will promptly notify the Dealer Manager thereof (unless the information shall have been received from the Dealer Manager) and will effect the preparation of an amended or supplemental prospectus which will correct such statement or omission. Until a supplement is filed with the corrected information, the Dealer Manager may suspend the Offering if appropriate at its discretion. The Company will then promptly prepare such amended or supplemental prospectus or prospectuses as may be necessary to comply with the requirements of Section 10 of the Securities Act.

2.6    The Company agrees to cooperate with the Dealer Manager with regard to meeting and memorializing initial and ongoing due diligence requirements in connection with the Offering. Further, the Company shall cooperate with the Dealer Manager with regard to recordkeeping, making available to the Dealer Manager all records necessary or desirable in demonstrating compliance with FINRA, SEC or state requirements and all information in the Company’s control (including due diligence information) that the Dealer Manager reasonably believes appropriate to performing the dealer manager services described in this Agreement. The Company shall grant the Dealer Manager direct access to securities transactions and associated recordkeeping (but not ongoing stockholder recordkeeping and services) performed by any service provider for transactions where the Dealer Manager is involved, including the transfer agent.

2.7    The Company will, at the Dealer Manager’s request, furnish through the Dealer Manager, to any prospective investor in Shares, such information as is reasonably requested and is reasonably available concerning matters material to such prospective investor’s decision to purchase (or commit to purchase) Shares.

2.8    The Company will participate in presentations to prospective investors regarding the Shares and the Company to the extent that the Dealer Manager may reasonably request and as permitted by applicable law.

2.9    The Company will work exclusively with the Dealer Manager to distribute the Shares in the Offering (subject to the rights of the Company to terminate this Agreement and/or the Offering, and therefore the obligations set forth in this Section 2.9, pursuant to Section 8 hereof).

2.10    Each of the representations and warranties contained in this Agreement are true and correct and the Company will comply with each covenant and agreement contained in this Agreement.

2.11    The Company will be duly qualified to do business as a foreign corporation in each jurisdiction in which it owns or leases or will own or lease property of a nature, or transact business of a type that make such qualification necessary.

2.12    The Company intends to satisfy the requirements of the Internal Revenue Code of 1986, as amended (the “Code”) for qualification of the Company as a real estate investment trust. The Company intends to elect to be treated as a real estate investment trust under the Code beginning with its taxable year ending December 31, 2021 and will direct the investment of the proceeds of the offering of the Shares in such a manner, and will exercise reasonable diligence to operate the business of the Company so as to comply with such requirements.

2.13    The Company will disclose a per share estimated value of the Shares and related information in accordance with the requirements of FINRA Rule 2310(b)(5).

2.14    The Company will not materially amend, alter or change the Company’s investment strategy from the investment strategy described in the Prospectus without the consent of the Dealer Manager (which consent shall not be unreasonably withheld).

3.	Representations and Warranties of the Dealer Manager

The Dealer Manager hereby represents and warrants to the Company as of the date hereof and as of each date that Shares are sold hereunder provided, that, to the extent such representations and warranties are given only as of a specified date or dates, the Dealer Manager only makes such representations and warranties as of such date or dates:

3.1    The Dealer Manager is a duly organized and validly existing limited liability company under the laws of the State of Delaware.

3.2    The employees and representatives of the Dealer Manager have all required licenses and registrations to act under this Agreement.

3.3     The information furnished to the Company by the Dealer Manager in writing expressly for use in the Registration Statement, any preliminary prospectus, the Prospectus, or any amendment or supplement thereto, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

3.4    The Dealer Manager represents and warrants to the Company that it will only use the Prospectus and any Authorized Sales Material and it will not use any sales literature not authorized and approved by the Company, use any “broker-dealer use only” materials with potential investors or make any unauthorized verbal representations, in connection with offers or sales or the Shares.

3.5    No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Dealer Manager of this Agreement, except such as may be required under the Securities Act, FINRA or applicable state securities laws.

3.6    The execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement and compliance with the terms of this Agreement by the Dealer Manager will not conflict with or constitute a default under any certificate of formation, operating agreement, or other similar documents, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction, or decree of any government, governmental instrumentality, or court (domestic or foreign), having jurisdiction over the Dealer Manager, except to the extent that the enforceability of the indemnity provisions contained in Section 6 of this Agreement may be limited under applicable securities laws.

3.7    There are no actions, suits or proceedings pending or to the knowledge of the Dealer Manager, threatened against the Dealer Manager at law or in equity or before or by any federal or state commission, regulatory body, or administrative agency or other governmental body (domestic or foreign), which could be reasonably expected to have a material adverse effect on the Dealer Manager or the ability of the Dealer Manager to perform its obligations under this Agreement or to participate in the Offering as contemplated by the Prospectus.

3.8    The Dealer Manager has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity provisions contained in Section 6 of this Agreement may be limited under applicable securities laws.

3.9    Except for Dealer Agreements and selling agreements with participating registered investment advisers, no agreement will be made by the Dealer Manager with any person permitting the resale, repurchase, or distribution of any Shares purchased by such person.

3.10    The Dealer Manager is and, during the term of this Agreement will be, duly registered as a broker-dealer pursuant to the provisions of the Exchange Act, a member of FINRA in good standing, a broker or dealer duly registered as such, and otherwise duly registered or qualified as required by any applicable law in any and all states where solicitation of offers to purchase the Shares are made by the Dealer Manager. Subject to the Company’s compliance with its obligations hereunder, the Dealer Manager will comply with all applicable laws, regulations, and requirements of the Securities Act, the Exchange Act, applicable state securities laws, rules, and regulations, and applicable rules and regulations of FINRA.

3.11    The Dealer Manager will not enter into any material modification or addendum to the form of Dealer Agreement without the prior approval of the Company.

3.12    Other than the Dealers, the Dealer Manager is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Shares. The Dealer Manager will notify the Company of any agreement entered into between the Dealer Manager and such person in connection with such sale.

4.	Covenants of the Dealer Manager

The Dealer Manager covenants and agrees with the Company as follows, as of the date hereof and as of each date that Shares are sold hereunder; provided, that, to the extent such covenants are given only as of a specified date or dates, the Dealer Manager only makes such covenants as of such date or dates:

4.1    Promptly after the effective date of the Registration Statement, the Dealer Manager and the Dealers shall commence the offering of the Shares in jurisdictions in which the Shares are registered or in which sales are otherwise permitted. The Dealer Manager will suspend or terminate and will direct the Dealers to suspend or terminate the offering of the Shares upon request of the Company at any time and will at its reasonable discretion resume offering the Shares upon subsequent request of the Company; provided that if such suspension or termination is for reasons other than compliance with law or applicable regulatory requirements, the Company will use its best efforts to provide at least 30 days’ notice to the Dealer Manager prior to the effectiveness of such termination or suspension.

4.2    In its agreements with Dealers, the Dealer Manager will require that the Dealer deliver a copy of the Prospectus to each prospective investor prior to any submission by such prospective investor of a written offer to buy any Shares. The Dealer Manager shall not deliver to any investor any written documents pertaining to the Company or the Shares, other than the Prospectus or any Authorized Sales Materials that are supplied to the Dealer Manager by the Company. At the conclusion of the Offering, the Dealer Manager shall return all unused copies of the Prospectus and other Authorized Sales Materials to the Company.

4.3    The Dealer Manager will comply in all respects with the subscription procedures and plan of distribution set forth in the Prospectus.

4.4    Each of the representations and warranties contained in this Agreement are true and correct and the Dealer Manager will comply with each covenant and agreement contained in this Agreement.

5.	Commissions, Fees, and Expenses

5.1     The Company hereby appoints the Dealer Manager as its agent and principal distributor for the purpose of selling for cash up to a maximum of $1.095 billion in Shares through the Dealers, all of whom shall be members of FINRA. The Dealer Manager hereby accepts such agency and distributorship and agrees to use its best efforts to sell the Shares on said terms and conditions. The Company and persons affiliated with the Company and its advisor will use their best efforts to assist the Dealer Manager, in connection with the Company’s capacity as issuer, in the sale and distribution of Shares. The Dealer Manager represents to the Company that it is a member of FINRA and that it and its employees and representatives have all required licenses and registrations to act under this Agreement.

5.2     Subject to volume discounts and other special circumstances provided in the “Plan of Distribution” section of the Prospectus, as compensation for the services rendered by the Dealer Manager, the Company agrees that it will pay to the Dealer Manager sales commissions in the amount of up to 6.0% of the gross proceeds of the Class A Shares sold in the Primary Offering and up to 3.0% of the gross proceeds of the Class T Shares sold in the Primary Offering, plus a dealer manager fee in the amount of up to 3.0% of the gross proceeds of the Class A Shares and Class T Shares sold to the public in the Primary Offering. These amounts will be reduced to the extent that the Dealer Manager negotiates a lower sales commission or dealer manager fee with a Dealer. In addition, the Company agrees that it will pay to the Dealer Manager a monthly stockholder servicing fee that will accrue daily in an amount equal to 1/365th of 1.0% of the purchase price per share of Class T Shares sold in the Primary Offering and a monthly dealer manager servicing fee that will accrue daily in an amount equal to 1/365th of 0.50% of the purchase price per share of Class W Shares sold in the Primary Offering. The Company will cease paying the stockholder servicing fee on any Class T Share at the earlier of (i) the date the Company lists its shares on a national securities exchange, merges or consolidates with or into another entity, or sells or dispose of all or substantially all of its assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A Shares, Class T Shares and Class W Shares in the Primary Offering (i.e., excluding proceeds from sales pursuant to the DRP), which calculation shall be made by the Company with the assistance of the Dealer Manager commencing after the termination of the Primary Offering, (iii) with respect to a particular Class T Share, the third anniversary of the issuance of the share, and (iv) the date that such Class T Share is redeemed or is no longer outstanding. The Dealer Manager may, in its discretion, re-allow to Dealers up to 100% of the stockholder servicing fee for services that such Dealers perform in connection with the distribution of Class T Shares. Notwithstanding, if the Dealer Manager is notified that a Dealer who sold such Class T Shares is no longer the broker-dealer of record with respect to such Class T Shares, then such Dealer shall not receive the stockholder servicing fee for any portion of the month in which such Dealer is not the broker dealer of record on the last day of the month. Thereafter, such stockholder servicing fee may be reallowed by the Dealer Manager to the then-current broker-dealer of record of the Class T Shares, if any, if such broker-dealer of record has entered into an agreement with the Dealer Manager that provides for such reallowance. In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion. The Company will cease paying the dealer manager servicing fee on any Class W Share on the earlier of (i) the date the Company lists its shares on a national securities exchange, merges or consolidates with or into another entity, or sells or disposes of all or substantially all of its assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A Shares, Class T Shares and Class W Shares in the Primary Offering (i.e., excluding proceeds from sales pursuant to the DRP), which calculation shall be made by the Company with the assistance of the Dealer Manager commencing after the termination of the Primary Offering, (iii) the end of the month in which the aggregate underwriting compensation paid in the Primary Offering with respect to Class W Shares, comprised of the dealer manager servicing fees, equals 9% of the gross proceeds from the sale of Class W Shares in the Primary Offering (i.e., excluding proceeds from sales pursuant to the DRP), which calculation shall be made by the Company with the assistance of the Dealer Manager commencing after the termination of the initial public offering, and (iv) the date that such Class W Share is redeemed or is no longer outstanding.

No sales commissions or dealer manager fee shall be paid with respect to Shares sold pursuant to the DRP. In addition to the other items of underwriting compensation set forth in this Section 5.2, the Company and/or SmartStop REIT Advisors, LLC, the Company’s sponsor, shall also reimburse or pay directly the Dealer Manager and Dealers for certain offering expenses referenced in the Prospectus, including payment of expenses associated with attendance at broker-dealer conferences and a monthly product placement retainer. In no event shall the total aggregate underwriting compensation payable to the Dealer Manager and any Dealers participating in the Offering, including, but not limited to, sales commissions, the dealer manager fee, stockholder servicing fee, dealer manager servicing fee and expense reimbursements to the Dealer Manager and Dealers, exceed 10% of the gross proceeds of the Primary Offering in the aggregate.

In addition, as set forth in the Prospectus, the Company may reimburse the Dealer Manager for any amounts paid to a Dealer for bona fide due diligence expenses incurred by such Dealer. The Company shall have the right to require the Dealer Manager to provide a detailed and itemized invoice as a condition to the reimbursement of any such due diligence expenses. The Company will not be liable or responsible to any Dealer for direct payment of commissions to any Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment of commissions to Dealers. Notwithstanding the above, at the discretion of the Company, the Company may act as agent of the Dealer Manager by making direct payment of commissions to Dealers on behalf of the Dealer Manager without incurring any liability.

Notwithstanding the foregoing, no fee, compensation or expense reimbursement may be paid by the Company to the Dealer Manager or any Dealer following the termination of this Agreement in violation of FINRA Conduct Rule 5110(f)(2)(D).

5.3    Obligations to Dealers. Subject to the limitations described in Section 5.2 above, sales commissions, dealer manager fees, and stockholder servicing fees payable pursuant to Section 5.2 and received by the Dealer Manager may be reallowed to the Dealer who sold the Shares giving rise to such commissions and fees as described more fully in the Dealer Agreement entered into with such Dealer. The Company will not be liable or responsible to any Dealer for direct payment or reallowance of any such sales commissions or dealer manager fee to such Dealer, it being the sole and exclusive responsibility of the Dealer Manager for payment or reallowance of any such commissions or fees to Dealers.

5.4    Approved Expenses. “Approved Expenses” shall include all expenses related to the Offering incurred by any Party or its affiliates. The Parties will mutually prepare an annual budget for the Offering setting forth the Approved Expenses by category to be incurred by them or their affiliates in that year. Annual budgets for Approved Expenses shall be approved by the Parties no later than 30 days prior to each calendar year end. None of the Parties or their affiliates may incur Approved Expenses for any category in excess of 10 percent of its budgeted amount without the consent of the other Party. Expenses for broker-dealer conferences and due diligence meetings will be included as Approved Expenses in the budget and will be allocated based on the number of products being distributed by the Dealer Manager.

6.	Indemnification

6.1     The Company will indemnify and hold harmless the Dealer Manager, its officers and directors and each person, if any, who controls such Dealer Manager within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from and against any losses, claims, damages or liabilities, joint or several, to which the Dealer Manager, its officers and directors, or such controlling person may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(a)    any untrue statement or alleged untrue statement of a material fact contained in any (i) Registration Statement (including the Prospectus as a part thereof), (ii) Authorized Sales Material, or (iii) blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (“Blue Sky Application”);

(b)    the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof), any Authorized Sales Material or any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading;

(c)    any use by the Company of sales literature not authorized or approved by the Dealer Manager for use with potential investors in connection with the Offering or any use by the Company of “broker-dealer use only” materials not authorized or approved by the Dealer Manager for use with potential investors in connection with the Offering;

(d)    any untrue statement made by the Company or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares;

(e)    any material violation of this Agreement;

(f)    any failure to comply with applicable laws governing money laundering abatement and anti-terrorist financing efforts, including applicable FINRA rules, SEC rules, and the USA PATRIOT Act of 2001; or

(g)    any other failure to comply with applicable FINRA rules, SEC rules or state securities or blue sky laws or regulations.

The Company will be liable to reimburse the Dealer Manager, as appropriate, and its officers and directors and controlling persons, for any reasonable legal or other expenses reasonably incurred by the Dealer Manager, and its officers and directors and controlling persons, in connection with investigating or defending such loss, claim, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished (x) to the Company by the Dealer Manager or

(y) to the Company or the Dealer Manager by or on behalf of any Dealer specifically for use in the preparation of the Registration Statement or any such post-effective amendment thereof, any such Authorized Sales Materials, any such Blue Sky Application or any such preliminary prospectus or the Prospectus or any such amendment thereof or supplement thereto; and further provided that the Company will not be liable in any such case if it is determined that the Dealer Manager had actual prior knowledge of the matter or event giving rise to or resulting in such loss, claim, damage, liability or action and failed to reasonably notify an officer of the Company, the Company’s advisor, or the Company’s sponsor in writing of such matter or event.

6.2     The Dealer Manager will indemnify and hold harmless the Company, its officers and directors (including any persons named in the Registration Statement with his consent, as about to become a director), each person who has signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any losses, claims, damages or liabilities to which any of the aforesaid parties may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon:

(a)    any untrue statement or alleged untrue statement of a material fact contained (i) in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof, or (ii) in any Authorized Sales Materials, or (iii) in any Blue Sky Application, in each case described in this clause (a) to the extent, but only to the extent, that such untrue statement was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer Manager specifically for use with reference to the Dealer Manager in the preparation of the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof or any Authorized Sales Materials or any Blue Sky Application or any such preliminary prospectus or the Prospectus or any such amendment thereof or supplement thereto;

(b)    the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof or in the Prospectus or in any amendment or supplement to the Prospectus or in any Authorized Sales Materials or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case described in this clause (b) to the extent, but only to the extent, that such omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer Manager specifically for use with reference to the Dealer Manager in the preparation of the Registration Statement or any such post-effective amendments thereof or any Authorized Sales Materials or any such Blue Sky Application or any such preliminary prospectus or the Prospectus or any such amendment thereof or supplement thereto;

(c)    any use of sales literature not authorized or approved by the Company or any use of “broker-dealer use only” materials with potential investors or unauthorized verbal representations concerning the Shares by the Dealer Manager;

(d)    any untrue statement made by the Dealer Manager or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares;

(e)    any material violation of this Agreement;

(f)    any failure to comply with applicable laws governing money laundering abatement and anti-terrorist financing efforts, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001; or

(g)    any other failure to comply with applicable FINRA rules or SEC rules or state securities or blue sky laws or regulations.

The Dealer Manager will reimburse the aforesaid parties, in connection with investigation or defending such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which the Dealer Manager may otherwise have.

6.3     The Company will indemnify and hold harmless each Dealer, its officers and directors and each person, if any, who controls such Dealer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any losses, claims, damages or liabilities, joint or several, to which such Dealer, its officers and directors, or any such controlling person may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (including the Prospectus as a part thereof), Authorized Sales Materials (when read in conjunction with the Prospectus) or any Blue Sky Application, or (b) the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof), Authorized Sales Materials (when read in conjunction with the Prospectus) or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading. The Company will be liable to reimburse each Dealer and its officers and directors and controlling persons for any reasonable legal or other expenses reasonably incurred by such Dealer and its officers and directors and controlling persons in connection with investigating or defending such loss, claim, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by or on behalf of the Dealer specifically for use in the preparation of the Registration Statement, the Prospectus, such Authorized Sales Materials or any such Blue Sky Application; and further provided that neither the Company nor the Dealer Manager will be liable in any such case if it is determined in a legal proceeding that the Dealer had knowledge of the matter or event giving rise to or resulting in such loss, claim, damage, liability or action.

Notwithstanding the foregoing, the Company may not indemnify or hold harmless the Dealer Manager, any Dealer or any of their affiliates in any manner that would be inconsistent with the provisions of its charter or Section II.G. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc. (the “NASAA REIT Guidelines”). In particular, but without limitation, the Company may not indemnify or hold harmless the Dealer Manager, any Dealer or any of their affiliates for liabilities arising from or out of an alleged violation of federal or state securities laws, unless one or more of the following conditions are met: (1) there has been a successful adjudication on the merits of each count involving alleged securities law violations; (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or (3) a court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered or sold as to indemnification for violations of securities laws.

6.4     The Dealer Manager will indemnify and hold harmless each Dealer, its officers and directors and each person, if any, who controls such Dealer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any losses, claims, damages or liabilities, joint or several, to which such Dealer, its officers and directors, or any such controlling person may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (including the Prospectus as a part thereof), Authorized Sales Materials (when read in conjunction with the Prospectus) or any Blue Sky Application, or (b) the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof), Authorized Sales Materials (when read in conjunction with the Prospectus) or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case described in clauses (a) and (b) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Dealer Manager specifically for use with reference to the Dealer Manager in the preparation of the Registration Statement or any such post-effective amendments thereof or any Authorized Sales Materials or any such Blue Sky Application or any such preliminary prospectus or the Prospectus or any such amendment thereof or supplement thereto. The Dealer Manager will reimburse each Dealer and its officers and directors and controlling persons, for any reasonable legal or other expenses reasonably incurred by such Dealer and its officers and directors and controlling persons, in connection with investigating or defending such loss, claim, damage, liability or action; provided that the Dealer Manager will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of, or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by or on behalf of the Dealer specifically for use in the preparation of the Registration Statement, the Prospectus, such Authorized Sales Materials or any such Blue Sky Application; and further provided that neither the Company nor the Dealer Manager will be liable in any such case if it is determined in a legal proceeding that the Dealer had knowledge of the matter or event giving rise to or resulting in such loss, claim, damage, liability or action.

6.5     Each Dealer, severally, will indemnify and hold harmless the Company, the Dealer Manager and each of their officers and directors (including any persons named in the Registration Statement with his consent, as about to become a director), each person who has signed any of the Registration Statements and each person, if any, who controls the Company and the Dealer Manager within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any losses, claims, damages or liabilities to which the Company, the Dealer Manager, any such director or officer, or controlling person may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (a) any untrue statement or alleged untrue statement of a material fact contained (i) in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof, or (ii) in any Authorized Sales Materials, or (iii) in any Blue Sky Application, or (b) the omission or alleged omission to state in the Registration Statement (including the Prospectus as a part thereof) or any post-effective amendment thereof or in the Prospectus or in any amendment or supplement to the Prospectus or in any Authorized Sales Materials or in any Blue Sky Application a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case described in clauses (a) and (b) to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by or on behalf of such Dealer specifically for use with reference to such Dealer in the preparation of the Registration Statement or any such post-effective amendments thereof or any such Authorized Sales Materials or any such Blue Sky Application or any such preliminary prospectus or the Prospectus or any such amendment thereof or supplement thereto, or (c) any use of sales literature not authorized or approved by the Company or use of “broker-dealer use only” materials with potential investors or unauthorized verbal representations concerning the Shares by such Dealer or Dealer’s representatives or agents, or (d) any untrue statement made by such Dealer or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares, or (e) any failure to comply with Section IX or Section XII or any other material violation of the Dealer Agreement, or (f) any failure to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts, including applicable FINRA rules, SEC rules and the USA PATRIOT Act of 2001, or (g) any other failure to comply with applicable FINRA rules or SEC rules or state securities or blue sky laws or regulations. Each such Dealer will reimburse the Company and the Dealer Manager and any such directors or officers, or controlling person, in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which such Dealer may otherwise have.

6.6     Promptly after receipt by an indemnified party under this Section 6 of notice of the commencement of any action (but in no event in excess of 30 days after receipt of actual notice), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 6, notify in writing the indemnifying party of the commencement thereof and the omission to notify the indemnifying party will relieve it from any liability under this Section 6 as to the particular item for which indemnification is then being sought, but not from any other liability which it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section 6.7) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party.

6.7     The indemnifying party shall pay all reasonable legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obliged to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party. If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been selected by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

6.8     The indemnity agreements contained in this Section 6 shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of any Dealer, or any person controlling any Dealer or by or on behalf of the Company, the Dealer Manager, or any officer or director thereof, or by or on behalf of the Company or the Dealer Manager, (b) delivery of any Shares and payment therefor, and (c) any termination of this Agreement or any Dealer Agreement. A successor of any Dealer or of any of the parties to this Agreement, as the case may be, shall be entitled to the benefits of the indemnity agreements contained in this Section 6.

7.	Confidentiality

No Party shall use any confidential information relating to another Party’s business, operation, clients, systems and technology provided by such other Party under this Agreement (“Confidential Information”) for any purpose other than as permitted or required for the performance of its obligations under this Agreement. Without limiting the generality of the foregoing, the Dealer Manager will not use any Confidential Information provided by the Company or its affiliates pursuant to this Agreement in connection with the performance by the Dealer Manager of services for other parties or for any reasons other than in connection with its providing the services contemplated hereunder. Each Party agrees not to disclose to any person any Confidential Information of any Party hereto without the express written consent of such other Party, except (i) to officers, employees, designees, advisors, service providers or agents of such Party who have a need to know such information in the course of performing their obligations hereunder; provided, that, such officers, employees, designees, advisors, service providers or agents retain the confidentiality of Confidential Information in accordance with this Agreement; (ii) as may be required by applicable laws, regulations, order or request of any court or governmental or regulatory (including self-regulatory) body to whose supervisory authority such Party is subject; and (iii) with respect to the Company, disclosure of investor information that is otherwise required in connection with the placement of the Shares and the management of investor relations of the Company. Each Party agrees to take all reasonable measures (including, without limitation, measures taken by such Party to safeguard its own Confidential Information) to prevent any such disclosure by its employees, designees, advisors, service providers and agents. Confidential Information shall not include information that (A) was already in the public domain or known to a Party at the time of its disclosure by another Party; (B) is hereafter publicly disclosed, except information disclosed in violation of this Section 7; or (C) is obtained by a Party from a third party (1) whom such Party to this Agreement does not know to have violated, or to have obtained such information in violation of, any confidentiality obligation (whether contractual, fiduciary or otherwise) owed to another Party with respect to such information, and (2) who does not require such Party to refrain from disclosing such information. Notwithstanding the foregoing, each Party and each Party’s employees, representatives and other agents, may disclose to their advisors (including, without limitation, their attorneys and accountants) or to the U.S. Internal Revenue Service or other U.S. taxing authority, without limitation of any kind, the U.S. federal and state income and franchise tax treatment and U.S. federal and state income and franchise tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Party relating to such tax treatment or tax structure to the extent relevant to understanding the tax treatment and tax structure of such transactions.

8.	Term and Termination

8.1    Term. This Agreement shall commence as of the effective date of the Registration Statement and will automatically terminate, without the requirement for further action by any Party, on the date that the Offering terminates; provided, however, that this Agreement may be terminated by the Dealer Manager or the Company pursuant to this Section 8 (the date upon which this Agreement terminates is referred to herein as the “Termination Date”).

8.2    Termination by Either Party. This Agreement may be terminated by either party on 60 days’ written notice.

8.3    Termination by the Dealer Manager. The Dealer Manager may terminate this Agreement immediately, subject to any applicable cure period described below, upon written notice of termination from the Dealer Manager to the Company, if any of the following events occur (each a “Dealer Manager Cause Event”):

(a)    the sale of all or substantially all the assets of the Company; any merger, consolidation or acquisition of the Company with, by or into another corporation, entity or person, in which the Company is not the surviving entity; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Company in one or more related transactions; in each event, unless the Company obtains the prior consent of the Dealer Manager (which consent shall not be unreasonably withheld);

(b)    a court of competent jurisdiction (1) enters a decree or order for relief in respect of the Company in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) appoints a receiver, liquidator, assignee, custodian or trustee (or similar official) of the Company or for any substantial part of its property or (3) orders the winding up or liquidation of the Company’s affairs;

(c)    the Company (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) consents to the entry of an order for relief in an involuntary case under any such law, (3) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian or trustee (or similar official) of it or for any substantial part of its property, or (4) makes any general assignment for the benefit of creditors or fails generally to pay its debts as they become due;

(d)    fraud, willful misconduct or gross negligence by the Company in connection with the performance of its obligations under this Agreement; or

(e)    a material breach of any representation, warranty, covenant or other term of this Agreement by the Company that remains uncured thirty (30) calendar days after the Company receives written notice of such material breach from the Dealer Manager.

If the Dealer Manager desires to terminate this Agreement due to the occurrence of any of the Dealer Manager Cause Events specified in subsections (a), (b), or (c) above, the Dealer Manager will give prompt written notice thereof to the Company, and in no event later than seven (7) calendar days after the date the Dealer Manager becomes aware of the occurrence of such Dealer Manager Cause Event.

8.4    Termination by the Company. The Company may terminate this Agreement immediately, subject to any applicable cure period described below, upon written notice of termination from the Company to the Dealer Manager, if any of the following events occur (each a “Company Cause Event”):

(a)    the sale of all or substantially all the assets of the Dealer Manager; any merger, consolidation or acquisition of the Dealer Manager with, by or into another corporation, entity or person, in which the Dealer Manager is not the surviving entity; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of the Dealer Manager in one or more related transactions; in each event, unless the Dealer Manager obtains the prior consent of the Company (which consent shall not be unreasonably withheld);

(b)    a court of competent jurisdiction (1) enters a decree or order for relief in respect of the Dealer Manager in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) appoints a receiver, liquidator, assignee, custodian or trustee (or similar official) of the Dealer Manager or for any substantial part of its property or (3) orders the winding up or liquidation of the Dealer Manager’s affairs;

(c)    the Dealer Manager (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (2) consents to the entry of an order for relief in an involuntary case under any such law, (3) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian or trustee (or similar official) of it or for any substantial part of its property, or (4) makes any general assignment for the benefit of creditors or fails generally to pay its debts as they become due;

(d)    fraud, willful misconduct or gross negligence by the Dealer Manager in connection with the performance of its obligations under this Agreement; or

(e)    a material breach of any representation, warranty, covenant or other term of this Agreement by the Dealer Manager that remains uncured thirty (30) calendar days after the Dealer Manager receives written notice of such material breach from the Company.

If the Company desires to terminate this Agreement due to the occurrence of any of the Company Cause Events specified in subsections (a), (b), or (c) above, the Company will give prompt written notice thereof to the Dealer Manager, and in no event later than seven (7) calendar days after the date the Company becomes aware of the occurrence of such Company Cause Event; provided, however, that the Company must notify the Dealer Manager of its desire to terminate this Agreement no later than thirty (30) calendar days following the occurrence of the circumstances giving rise to the Company’s ability to so terminate pursuant to subsection (f) above.

8.5    Company Obligations Upon Termination. The Company, upon termination of this Agreement, shall pay to the Dealer Manager all earned but unpaid fees and compensation and all incurred expense reimbursements to which the Dealer Manager is entitled pursuant to Section 5 of this Agreement up to and as of the Termination Date, offset by any Damages. For purposes of this Section 8.5, “Damages” shall mean any amounts owed from the Dealer Manager to the Company or any other Company Indemnified Persons arising in accordance with Section 8 herein, as such amounts had been finally determined by an agreement between the appropriate parties or a court of competent jurisdiction, prior to the termination of this Agreement.

8.6    Dealer Manger Obligations Upon Termination. The Dealer Manager, upon termination of this Agreement, shall promptly deposit all funds, if any, in its possession which were received from investors for the sale of Shares into the appropriate account designated by the Company for the deposit of investor funds, shall promptly deliver to the Company all records and documents in its possession which relate to the Offering, and shall notify the Dealers of such termination. Upon termination of this Agreement, the Dealer Manager shall use its commercially reasonable best efforts to cooperate with the Company and any other party that may be reasonably necessary to accomplish an orderly transfer to any successor entity of the operation and management of the services the Dealer Manager provided pursuant to this Agreement.

9.	Confirmations

The Company hereby agrees to prepare and send confirmations to all purchasers of Shares whose subscriptions for the purchase of Shares are accepted by the Company.

10.	Suitability of Investors

The Dealer Manager will offer Shares, and in its agreements with Dealers will require that the Dealers offer Shares, only to persons who meet the suitability standards set forth in the Prospectus and will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. In offering Shares, and in its agreements with Dealers, the Dealer Manager will require that the Dealer comply with the provisions of all applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Articles III.C. and III.E.1. of the NASAA REIT Guidelines.

11.	Submission of Orders

11.1     Those persons who purchase Shares will be instructed by the Dealer Manager or the Dealer to make their checks, drafts, wires, or money orders (“Payment Instruments”) payable to the Company. The Dealer Manager and any Dealer receiving a Payment Instrument not conforming to the foregoing instructions shall return such Payment Instrument directly to such subscriber promptly the next business day following its receipt. Payment Instruments received by the Dealer Manager or Dealer which conform to the foregoing instructions shall be transmitted for deposit by noon of the next business day pursuant to one of the methods described in this Section 11. Transmittal of received investor funds will be made in accordance with the following procedures.

11.2    Where, pursuant to a Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and Payment Instrument are received from subscribers, Payment Instrument will be transmitted promptly the next business day following receipt by the Dealer to the Company for deposit directly with the Company.

11.3    Where, pursuant to a Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, Payment Instruments will be transmitted promptly the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn transmit promptly the next business day following receipt at a different location by the Final Review Office such checks to the Company for deposit directly with the Company.

12.	Notice

Any notice in this Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (1) overnight courier, (2) depositing the same in the United States mail, postpaid, certified, return receipt requested, or (3) electronic delivery via email. Notice deposited in the United States mail shall be deemed given when mailed. Notice given in any other manner shall be effective when received at the address of the addressee. For purposes hereof the addresses and email addresses of the parties, until changed as hereafter provided, shall be as follows:

To Company:	Strategic Storage Trust VI, Inc.
10 Terrace Road
Ladera Ranch, California 92694
Attention: H. Michael Schwartz
Email: hms@smartstop.com

To Dealer Manager:	Pacific Oak Capital Markets, LLC
3200 Park Center Drive, Suite 600
Costa Mesa, CA 92626
Attn: Peter McMillan
Email: pmcmillan@pac-oak.com

13.	Survival of Provisions

The respective agreements, representations and warranties of the Parties set forth in this Agreement shall remain operative and in full force and effect until the Termination Date. Following the termination of this Agreement, this Agreement will become void and there will be no liability of any party to any other party hereto, except for obligations under Sections 5-8 and 12-13 (including the sections referenced therein for purposes of such surviving section), all of which will survive the termination of this Agreement.

14.	Applicable Law

This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of New York; provided however, that causes of action for violations of federal or state securities laws shall not be governed by this Section.

15.	Waiver of Jury Trial; Consent to Jurisdiction; Arbitration.

15.1    EACH OF THE PARTIES HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) RELATED TO OR ARISING OUT OF THIS AGREEMENT. The Parties agree that any action or proceeding arising directly, indirectly, or otherwise in connection with, out of, related to, or from this Agreement, any breach hereof, or any transaction covered hereby, shall be resolved within Orange County, California, and State of California. Accordingly, the Parties consent and submit to the jurisdiction of the federal and state courts and any applicable arbitral body located within Orange County, California, and State of California. The Parties further agree that any such action or proceeding brought by either Party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Agreement shall be brought by such Party exclusively in the federal or state courts, or appropriate arbitral body, located within Orange County, California, and State of California.

15.2    Subject to applicable law, any dispute, controversy or claim arising out of or relating to this Agreement that cannot be settled through good faith negotiation shall be settled by arbitration in accordance with the then current American Arbitration Association Commercial Arbitration Rules by a sole arbitrator agreed upon by the Parties (or, if the Parties are unable to so agree, such arbitrator shall be selected as otherwise provided in such rules). The arbitration shall be governed by the United States Arbitration Act, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of arbitration shall be Orange County, California. The expenses of arbitration shall be borne by the Party that does not substantially prevail on the matters at issue, provided that if no Party substantially prevails on the matters at issue, the expenses of arbitration shall be shared equally between the parties. The Parties hereby irrevocably agree to settle or resolve any dispute under this agreement by arbitration as described above.

16.	Successors and Amendment

16.1     This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors, and to the benefit of the Dealers to the extent set forth in Sections 1 and 6 hereof. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy, or claim, except as otherwise specifically provided herein.

16.2     This Agreement may be amended only by the written agreement of the Parties hereto.

17.	Severability

In the event that any court of competent jurisdiction declares any provision of this Agreement invalid, such invalidity shall have no effect on the other provisions hereof, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Agreement shall be considered severable.

18.	No Waiver

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation hereunder.

19.	Assignment

This Agreement may not be assigned by the Parties hereto, except with the prior written consent of the other party. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and permitted assigns.

20.	Status of Parties

The Dealer Manager, on the one hand, and the Company, on the other hand, shall be deemed to be an independent contractor with respect to the other and, none of the Dealer Manager on the one hand, and the Company, on the other hand, shall have authority to act for or represent the other, except as specifically set forth herein. Nothing contained herein shall create a partnership, joint venture, association, syndicate, unincorporated business, or other separate entity, nor shall this Agreement be deemed to confer on any Party any express, implied, or apparent authority to incur any obligation or liability on behalf of any other Party.

21.	Entire Agreement

This Agreement shall constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and shall supersede any prior understanding or agreement, oral or written with respect thereto.

22.	Third Party Beneficiaries

Except for Dealers to the extent set forth herein, there shall be no third party beneficiaries of this Agreement, and no provision of this Agreement is intended to be for the benefit of any person or entity not a party to this Agreement, and no third party shall be deemed to be a beneficiary of any provision of this Agreement. Except for the persons and entities not a party to this Agreement referred to in Section 1 and 6, no third party shall by virtue of any provision of this Agreement have a right of action or an enforceable remedy against any Party to this Agreement. For the avoidance of doubt, each Dealer is a third-party beneficiary with respect to this Agreement and may enforce its rights, to the extent set forth herein, against any Party to this Agreement.

23.	Counterparts

This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

[Signatures appear on next page]

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.

Very truly yours,

STRATEGIC STORAGE TRUST VI, INC.

By:	/s/ H. Michael Schwartz
H. Michael Schwartz
Chief Executive Officer

Accepted and agreed as of the

date first above written.

PACIFIC OAK CAPITAL MARKETS, LLC

By:	/s/ Michael J. Manning
Michael J. Manning
Chief Executive Officer

STRATEGIC STORAGE TRUST VI, INC.

PARTICIPATING DEALER AGREEMENT

Up to $1,095,000,000 in Shares of Common Stock

Ladies and Gentlemen:

Pacific Oak Capital Markets, LLC, a Delaware limited liability company, as the dealer manager (“Dealer Manager”) for Strategic Storage Trust VI, Inc., a Maryland corporation (the “Company”), invites you (the “Dealer”) to participate in the distribution of shares of common stock (“Shares”) of the Company, consisting of Class A Shares, Class T Shares and Class W Shares, subject to the following terms:

I.	Dealer Manager Agreement

The Dealer Manager and the Company have entered into that certain Dealer Manager Agreement dated March 4, 2022, in the form attached hereto (the “Dealer Manager Agreement”. By your acceptance of this Dealer Agreement, you will become one of the Dealers referred to in such Dealer Manager Agreement between the Company and the Dealer Manager and will be entitled and subject to the indemnification provisions contained in such Dealer Manager Agreement, including specifically the provisions of Section 6.5 of such Dealer Manager Agreement wherein each Dealer severally agrees to indemnify and hold harmless the Company, the Dealer Manager and each officer and director thereof, and each person, if any, who controls the Company and the Dealer Manager within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for the matters set forth in Section 6.5 of the Dealer Manager Agreement. Such indemnification obligations shall survive the termination of this Dealer Agreement. Except as otherwise specifically stated in this Dealer Agreement, all terms used in this Dealer Agreement have the meanings provided in the Dealer Manager Agreement. The Shares are offered solely through broker-dealers who are members of the Financial Industry Regulatory Authority (“FINRA”).

Dealer hereby agrees to use its best efforts to sell the Shares in the Offering for cash on the terms and conditions stated in the Prospectus. Nothing in this Dealer Agreement shall be deemed or construed to make Dealer an employee, agent, representative or partner of the Dealer Manager or of the Company, and Dealer is not authorized to act for the Dealer Manager or the Company or to make any representations except as set forth in the Prospectus and Authorized Sales Materials. Nothing in this Dealer Agreement or the Dealer Manager Agreement shall entitle Dealer to receive upfront selling commissions or dealer manager fees in connection with any Shares sold pursuant to the Company’s DRP offering.

II.	Submission of Orders

Those persons who purchase Shares will be instructed by the Dealer to make their check, draft, wire, or money order (“Payment Instruments”) payable to Strategic Storage Trust VI, Inc. Any Dealer receiving a Payment Instrument not conforming to the foregoing instructions shall return such Payment Instrument directly to such subscriber promptly the next business day following its receipt. Payment Instruments received by the Dealer which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods in this Article II. Transmittal of received investor funds will be made in accordance with the following procedures:

Where, pursuant to the Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents and Payment Instruments are received from subscribers, Payment Instruments will be transmitted by noon of the next business day following receipt by the Dealer to the Company for deposit directly with the Company as set forth in the Subscription Agreement or as otherwise directed by the Company.

Where, pursuant to the Dealer’s internal supervisory procedures, final and internal supervisory review is conducted at a different location, Payment Instruments will be transmitted by 5:00 pm of the next business day following receipt by the Dealer to the office of the Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn transmit by noon of the next business day following receipt at a different location by the Final Review Office such Payment Instruments to the Company for deposit directly with the Company as set forth in the Subscription Agreement or as otherwise directed by the Company.

III.	Pricing

Except as may be otherwise provided for in the “Plan of Distribution” section of the Prospectus, Shares shall be offered to the public in the Primary Offering at the offering price of $10.33 per Class A Share, $10.00 per Class T Share and $9.40 per Class W Share, and Shares shall be offered pursuant to the Company’s DRP at $9.81 per Class A Share, $9.50 per Class T Share and $9.40 per Class W Share. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Company or Dealer Manager, a minimum initial purchase of $5,000 in Shares is required. The Shares are nonassessable.

IV.	Representations and Warranties of Dealer

Dealer represents and warrants to the Company and the Dealer Manager and agrees that:

A.    Dealer will undertake all reasonable investigation, review, and inquiry to ensure, to the best of its reasonable knowledge and belief, that the investment is suitable for each potential investor upon the basis of the information known to Dealer or disclosed by such potential investor as to such potential investor’s other security holdings and as to his financial situation and needs. Dealer shall keep written records supporting this representation and warranty and such records shall be made available to the Company or Dealer Manager promptly upon request.

B.    Dealer shall deliver a copy of the Prospectus to each prospective investor prior to any submission by such prospective investor of a written offer to buy any Shares.

C.    Dealer will not deliver to any offeree any written documents pertaining to the Company or the Shares, other than the Prospectus, or any supplement to the Prospectus, and any Authorized Sales Materials that are supplied to Dealer by the Dealer Manager. Without intending to limit the generality of the foregoing, Dealer shall not deliver to any prospective investor any material pertaining to the Company or any of its affiliates that has been furnished as “broker-dealer use only.”

D.    Dealer will make reasonable inquiry to determine whether a prospective investor is acquiring Shares for the prospective investor’s own account or on behalf of other persons and not for the purpose of resale or other distribution of the Shares.

E.    Dealer will not give any information or make any representation or warranty in connection with the Offering, the Company, or the Shares other than those contained in the Prospectus and any Authorized Sales Materials.

F.    Dealer will abide by, and will take reasonable precautions to ensure compliance by prospective investors from whom Dealer has solicited an offer to purchase, all provisions contained in the Prospectus regulating the terms and manner of the Offering.

G.    In its solicitation of offers for the Shares, Dealer will comply with all applicable requirements of the Securities Act, the Exchange Act, as well as the published rules and regulations thereunder, and the rules and regulations of all state securities authorities, as applicable, the applicable rules of FINRA, and any other state and federal laws and regulations applicable to the Offering, the sale of Shares or activities of Dealer pursuant to this Dealer Agreement.

H.    Dealer will not offer Shares in any jurisdiction unless and until (a) Dealer has been advised in writing by the Company or the Dealer Manager that the Shares may be offered and sold in such jurisdiction and (b) Dealer has all required licenses and registrations to offer shares in that jurisdiction.

I.    Dealer is (and will continue to be) a member in good standing with FINRA, will abide by the rules and regulations of FINRA, is in full compliance with all applicable requirements under the Exchange Act, and is registered as a broker-dealer with the SEC pursuant to the Exchange Act and in all of the jurisdictions in which Dealer solicits offers to purchase the Shares.

J.    Dealer will not take any action in conflict with, or omit to take any action the omission of which would cause Dealer to be in conflict with, the conditions and requirements of the Securities Act, the Exchange Act, applicable federal law, or applicable state securities or blue sky laws or regulations (and including, without limitation, the Statement of Policy Regarding Use of Electronic Offering Documents and Electronic Signatures (the “NASAA Electronic SOP”) of the North American Securities Administrators Association, Inc. (“NASAA”), as adopted by the NASAA membership on May 8, 2017, as well as the Electronic Signatures in Global and National Commerce Act and the Uniform Electronic Transactions Act referred to therein, each as may be amended from time to time).

K.    Dealer will use reasonable efforts to ensure that all investors who are acquiring Shares have and will satisfy all conditions described in the Prospectus and the Subscription Agreement.

L.    If requested by the Company, Dealer shall obtain from subscribers for the Shares, other documentation reasonably deemed by the Company to be required under applicable law or as may be necessary to reflect the policies of the Company. Such documentation may include, without limitation, subscribers’ written acknowledgement and agreement to the privacy policies of the Company.

M.    Dealer will provide the Dealer Manager with such information relating to the offer and sale of the Shares by it as the Dealer Manager may from time to time reasonably request or as may be requested to enable the Dealer Manager or the Company, as the case may be, to prepare such reports of sale as may be required to be filed under applicable federal or state securities laws and the rules and regulations thereunder.

N.    Each of the representations and warranties made by each prospective investor to the Company under the Subscription Agreement, is, to the Dealer’s best knowledge, information, and belief, after due inquiry, true and correct as of the date thereof and as of the date of purchase of the Shares by such investor.

V.	Dealers’ Commissions

Except for volume discounts described in the “Plan of Distribution” section of the Prospectus, which volume discounts shall be the responsibility of the Dealer to provide to investors who qualify, and except as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s sales commission applicable to the Shares sold by Dealer which it is authorized to sell hereunder is 6.0% of the gross proceeds of the Class A Shares sold by it in the Primary Offering and accepted and confirmed by the Company and 3.0% of the gross proceeds of the Class T Shares sold by it in the Primary Offering and accepted and confirmed by the Company, which commission will be payable by the Dealer Manager. In addition, upon the terms set forth herein or in the Prospectus (as amended and supplemented), the Dealer Manager may agree to reallow to Dealer a portion of its dealer manager fee pursuant to a separate marketing fee agreement. In addition, subject to the conditions described herein, the Dealer Manager will reallow to Dealer a monthly stockholder servicing fee that will accrue daily in an amount equal to 1/365th of 1.0% of the purchase price per Share of Class T Shares sold by Dealer in the Primary Offering. Notwithstanding, if the Dealer Manager is notified that Dealer is no longer the broker-dealer of record with respect to such Class T Shares, then Dealer shall not receive the stockholder servicing fee for any portion of the month in which Dealer is not the broker dealer of record on the last day of the month. Thereafter, such stockholder servicing fee may be reallowed by the Dealer Manager to the then-current broker-dealer of record of the Class T Shares, if any, if such broker-dealer of record has entered into an agreement with the Dealer Manager that provides for such reallowance. In this regard, all determinations will be made by the Dealer Manager in good faith in its sole discretion.

As described in the Prospectus, the Company will cease paying the stockholder servicing fee on any Class T Share at the earlier of (i) the date the Company lists its shares on a national securities exchange, merges or consolidates with or into another entity, or sells or dispose of all or substantially all of its assets, (ii) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of Class A Shares, Class T Shares and Class W Shares in the Primary Offering (i.e., excluding proceeds from sales pursuant to the DRP), which calculation shall be made by the Company with the assistance of the Dealer Manager commencing after the termination of the Primary Offering, (iii) with respect to a particular Class T Share, the third anniversary of the issuance of the share, and (iv) the date that such Class T Share is redeemed or is no longer outstanding.

No sales commissions, reallowed dealer manager fees or stockholder servicing fees shall be paid with respect to Shares issued and sold pursuant to the Company’s DRP. For these purposes, shares shall be deemed to be “sold” if and only if a transaction has closed with a subscriber for Shares pursuant to all applicable offering and subscription documents, the Company has accepted the subscription agreement of such subscriber, and such Shares have been fully paid for. The Dealer affirms that the Dealer Manager’s liability for commissions, reallowed dealer manager fees and stockholder servicing fees payable is limited solely to the proceeds of commissions, dealer manager fees and stockholder servicing fees, as applicable, receivable from the Company, and the Dealer hereby waives any and all rights to receive payment of commissions, reallowed dealer manager fees and stockholder servicing fees due until such time as the Dealer Manager is in receipt of the commission, dealer manager fees or stockholder servicing fees, as applicable, from the Company. In addition, as set forth in the Prospectus, the Dealer Manager may, in its sole discretion, reallow a portion of its dealer manager fee to Dealer as marketing fees, due diligence, reimbursement of costs and expenses of attending educational conferences, or to defray other distribution-related expenses pursuant to a separate agreement.

Notwithstanding anything herein to the contrary, Dealer will not be entitled to receive any selling commissions, dealer manager fees or stockholder servicing fees which would cause the aggregate amount of selling commissions, dealer manager fees, stockholder servicing fees and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) paid from any source in connection with the Offering to exceed ten percent (10.0%) of the gross proceeds raised from the sale of Shares in the Primary Offering.

The parties hereby agree that the foregoing commissions and any reallowed dealer manager fee are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Dealer’s interest in the offering is limited to such commissions and any reallowed dealer manager fee or dealer manager servicing fee from the Dealer Manager and Dealer’s indemnity referred to in Section 6 of the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of such commissions and any reallowed dealer manager fee to the Dealer. In addition, as set forth in the Prospectus, the Dealer Manager may reimburse Dealer an amount of gross offering proceeds for bona fide due diligence expenses incurred by such Dealer. The Dealer Manager shall have the right to require the Dealer to provide a detailed and itemized invoice as a condition to the reimbursement of any such due diligence expenses. Notwithstanding the foregoing, no such payment will be made if such payment would cause the aggregate of such reimbursements to Dealer and other broker-dealers, together with all other organization and offering expenses, to exceed 15% of the Company’s gross proceeds from the Offering. All such reimbursements will be made in accordance with, and subject to the restrictions and limitations imposed under the Prospectus, FINRA rules and other applicable laws and regulations.

VI.	Applicability of Indemnification

Each of the Dealer and Dealer Manager hereby acknowledges and agrees that it will be subject to the obligations set forth in, and entitled to the benefits of all the provisions of, the Dealer Manager Agreement, including but not limited to, the representations and warranties and the indemnification obligations contained in such Dealer Manager Agreement, including specifically the provisions of Sections 6.3 through 6.5 of the Dealer Manager Agreement. Such indemnification obligations shall survive the termination of this Dealer Agreement and the Dealer Manager Agreement.

VII.	Payment

Payments of sales commissions will be made by the Dealer Manager (or by the Company as provided in the Dealer Manager Agreement) to Dealer within 30 days of the receipt by the Dealer Manager of the gross commission payments from the Company.

VIII.	Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order. Orders not accompanied by a Subscription Agreement Signature Page and the required check in payment for the Shares may be rejected. Issuance of the Shares will be made only after actual receipt of payment. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, Dealer agrees to return to the Dealer Manager any commission or dealer manager fee theretofore paid with respect to such order within 30 days thereafter and the Dealer Manager shall have the right to offset amounts owed against commissions and dealer manager fees due and otherwise payable to Dealer. Notwithstanding anything herein to the contrary, the provisions of this Section VIII shall survive the termination of this Dealer Agreement and the Dealer Manager Agreement.

IX.	Prospectus and Authorized Sales Materials

Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Shares, except as set forth in the Prospectus and any Authorized Sales Materials provided to Dealer by the Dealer Manager. The Dealer Manager will supply Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors, and Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to an investor. Dealer agrees that it will not send or give any supplement to the Prospectus or any Authorized Sales Materials to

an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Authorized Sales Materials. The Dealer agrees that it will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Dealer Manager if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to potential investors. Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing supplied to it by the Company or the Dealer Manager bearing a legend which states that such material may not be used in connection with the offer or sale of the Shares or any other securities. Dealer further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously authorized or approved by the Dealer Manager. Dealer agrees to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act. Regardless of the termination of this Dealer Agreement, Dealer will deliver a Prospectus in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act. On becoming a Dealer, and in offering and selling Shares, Dealer agrees to comply with all the applicable requirements under the Securities Act, and the Exchange Act, and all other applicable securities laws.

X.	License and Association Membership

Dealer’s acceptance of this Dealer Agreement constitutes a representation to the Company and the Dealer Manager that Dealer is a properly registered broker-dealer under the Exchange Act, is duly licensed as a broker-dealer and authorized to sell Shares under Federal and state securities laws and regulations and in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. Dealer agrees to notify the Dealer Manager immediately in writing and this Dealer Agreement shall automatically terminate if Dealer ceases to be a member in good standing of FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. Dealer hereby agrees to abide by all applicable FINRA rules, including, but not limited to, FINRA Rule 2310.

Dealer Manager represents and warrants that it is currently, and at all times while performing its functions under this Dealer Agreement will be, a properly registered broker-dealer under the Exchange Act and under state securities laws to the extent necessary to perform the duties described in this Dealer Agreement, and that it is a member in good standing of FINRA. The Dealer Manager agrees to notify Dealer immediately in writing if it ceases to be a member in good standing with FINRA, is subject to a FINRA suspension, or its registration as a broker-dealer under the Exchange Act is terminated or suspended. The Dealer Manager hereby agrees to abide by all applicable FINRA rules, specifically including, but not limited to, FINRA Rule 2310.

XI.	Anti-Money Laundering Compliance Programs

Dealer’s acceptance of this Dealer Agreement constitutes a representation to the Company and the Dealer Manager that Dealer has established and implemented an anti-money laundering and customer identification compliance program (“AML Program”) in accordance with applicable law, including applicable FINRA rules, SEC rules, Section 352 of the Money Laundering Abatement Act, and the Bank Secrecy Act, Title 31 U.S.C. Sections 5311-5355, as amended by the USA Patriot Act of 2001, and related regulations (31 C.F.R. Part 103), reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Shares of the Company, and will continue to maintain its AML Program consistent with applicable laws and regulations during the term of this Dealer Agreement. Dealer hereby agrees to furnish, upon request, a copy of its AML Program to the Dealer Manager for review and to promptly notify the Dealer Manager of any material changes to its AML Program.

In accordance with these applicable laws and regulations and its AML Program, Dealer agrees to verify the identity of its new customers; to maintain customer records; to check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s (OFAC) list of Specially Designated Nationals and Blocked Persons. Additionally, Dealer will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the USA Patriot Act as potential signals of money laundering or terrorist financing. Dealer will submit to the Financial Crimes Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law. Upon request by the Dealer Manager at any time, the Dealer hereby agrees to furnish (a) a copy of its AML Program to the Dealer Manager for review, and (b) a copy of the findings and any remedial actions taken in connection with Dealer’s most recent independent testing of its AML Program.

XII.	Limitation of Offer and Suitability

Dealer will offer Shares only to persons who meet the suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager and will only make offers to persons in the states in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required.

In offering Shares, Dealer will comply with the provisions of the applicable FINRA rules, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C. of NASAA’s Statement of Policy Regarding Real Estate Investment Trusts, FINRA Rule 2111 and any enhanced standard of care applicable under Regulation Best Interest promulgated under the Exchange Act. Nothing contained in this Dealer Agreement shall be construed to impose upon the Company or the Dealer Manager the responsibility of assuring that prospective investors meet the suitability standards set forth in the Prospectus, or to relieve Dealer from the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus.

Dealer further represents, warrants and covenants that no Dealer, or person associated with Dealer, shall offer or sell Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following: (1) applicable provisions of the Prospectus; (2) the laws of the jurisdiction of which such investor is a resident; or (3) applicable FINRA rules including FINRA Rule 2310. Dealer agrees to ensure that, in recommending the purchase, sale or exchange of Shares to an investor, each Dealer, or person associated with Dealer, shall have reasonable grounds (as required by FINRA Rule 2310(b)(2)(B)(i)) to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period provided in such Rules) concerning his age, investment objectives, other investments, financial situation and needs, and any other information known to Dealer, or person associated with Dealer, that: (A) the investor is or will be in a financial position appropriate to enable him to realize to a significant extent the benefits described in the Prospectus, including the tax benefits to the extent they are a significant aspect of the Company; (B) the investor has a fair market net worth sufficient to sustain the risks inherent in an investment in Shares in the amount proposed, including loss, and lack of liquidity of such investment; (C) that the investor has an apparent understanding of the fundamental risks of an investment in Shares, the lack of liquidity of the Shares, the background and qualifications of the sponsor, the advisor to the Company and their affiliates, and the tax consequences of an investment in the Shares; and (D) an investment in Shares is otherwise suitable for such investor. Dealer further represents, warrants and covenants that Dealer, or a person associated with Dealer, will make every reasonable effort to determine the suitability and appropriateness of an investment in Shares of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Shares pursuant to a subscription solicited by Dealer, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained, or accounts hereafter established. Dealer agrees to retain such documents and records in Dealer’s records for a period of six years from the date of the applicable sale of Shares and to make such documents and records available to (i) the Dealer Manager and the Company upon request, and (ii) to representatives of the SEC, FINRA and applicable state securities administrators upon Dealer’s receipt of an appropriate document subpoena or other appropriate request for documents from any such agency. Dealer shall not purchase any Shares for a discretionary account without obtaining the prior written approval of Dealer’s customer and his or her signature on a Subscription Agreement.

XIII.	Due Diligence and Adequate Disclosure

Prior to offering the Shares for sale, Dealer shall have conducted an inquiry such that Dealer has reasonable grounds to believe, based on information made available to Dealer by the Company or the Dealer Manager through the Prospectus or other materials, that all material facts are adequately and accurately disclosed and provide a basis for evaluating a purchase of Shares. In determining the adequacy of disclosed facts pursuant to the foregoing, each Dealer may obtain, upon request, information on material facts relating at a minimum to the following: (1) items of compensation; (2) physical properties; (3) tax aspects; (4) financial stability and experience of the Company and its advisor; (5) conflicts and risk factors; and (6) appraisals and other pertinent reports.

Notwithstanding the foregoing, each Dealer may rely upon the results of an inquiry conducted by an independent third party retained for that purpose or another Dealer, provided that: (1) such Dealer has reasonable grounds to believe that such inquiry was conducted with due care by said independent third party or such other Dealer; (2) the results of the inquiry were provided to Dealer with the consent of the other Dealer conducting or directing the inquiry; and (3) no Dealer that participated in the inquiry is an affiliate of the Company.

Prior to the sale of the Shares, each Dealer shall inform each prospective purchaser of Shares of pertinent facts relating to the Shares including specifically the lack of liquidity and lack of marketability of the Shares during the term of the investment.

XIV.	Compliance with Record Keeping Requirements

Dealer agrees to comply with the record keeping requirements of the Exchange Act, including but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Dealer further agrees to keep such records with respect to each customer who purchases Shares, the customer’s suitability and the amount of Shares sold, and to retain such records for such period of time as may be required by the SEC, any state securities commission, FINRA, the Dealer Manager, or the Company. Dealer agrees to make such records available to the Dealer Manager and the Company upon request.

XV.	Customer Complaints

Each party hereby agrees to promptly provide to the other party copies of any written or otherwise documented complaints from customers of Dealer received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by the Dealer Manager or Dealer), the Shares or the Company.

XVI.	Effectiveness, Termination and Amendments

This Dealer Agreement shall become effective upon the execution hereof by Dealer and receipt of such executed Dealer Agreement by the Dealer Manager; provided, however, that in the event of the execution of this Dealer Agreement prior to the time that the Registration Statement, as defined in the Dealer Manager Agreement, becomes effective with the SEC, this Dealer Agreement shall not become effective prior to the Registration Statement becoming effective with the SEC and shall instead become effective simultaneously with the effectiveness of the Registration Statement.

Dealer will immediately suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Dealer Manager. In addition to the automatic termination pursuant to Section X, any party may terminate this Dealer Agreement by written notice, which termination shall be effective 48 hours after such notice is given. Upon the sale of all of the Shares or the termination of the Dealer Manager Agreement, this Dealer Agreement shall terminate without obligation on the part of the Dealer or the Dealer Manager, except as set forth in this Dealer Agreement. The indemnification agreements contained in Section 6 of the Dealer Manager Agreement shall survive the termination of this Dealer Agreement and the Dealer Manager Agreement, and the respective agreements and obligations of the Dealer Manager and the Dealer set forth in Section IV. B, G, L and M, and Sections V through IX and Sections XIV through XXV of this Dealer Agreement shall remain operative and in full force and effect regardless of the termination of this Dealer Agreement. This Dealer Agreement and the exhibits hereto are the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Dealer Agreement may be amended at any time by the Dealer Manager by written notice to the Dealer, and any such amendment shall be deemed accepted and agreed to by Dealer upon placing an order for sale of Shares after receipt of such notice.

XVII.	Privacy Laws

The Dealer Manager and Dealer (each referred to individually in this section as “party”) agree as follows:

A.    Each party agrees to abide by and comply with (1) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (2) the privacy standards and requirements of any other applicable Federal or state law, and (3) its own internal privacy policies and procedures, each as may be amended from time to time.

B.    Dealer agrees to provide privacy policy notices required under the GLB Act resulting from purchases of Shares made by its customers pursuant to this Dealer Agreement.

C.    Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

D.    Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised the customer’s opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

XVIII. Notice

Any notice in this Dealer Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (1) overnight courier (with notice effective when deposited with the courier), (2) depositing the same in the United States mail, postpaid, certified, return receipt requested (with notice effective when deposited in the United States mail), or (3) electronic delivery via email (with notice effective when the email is sent by the sender). For purposes hereof the addresses and email addresses of the parties, until changed as hereafter provided, shall be as follows:

To Dealer Manager:	Pacific Oak Capital Markets, LLC
3200 Park Center Drive, Suite 600
Costa Mesa, CA 92626
Attn: Peter McMillan
Email: pmcmillan@pac-oak.com

To Dealer:	Address Specified By Dealer on Dealer Signature Page

XIX.	Confidentiality

It is anticipated that Dealer and its officers, directors, managers, members, employees, diligence personnel or other agents of Dealer conducting a due diligence inquiry on behalf of Dealer (collectively, “Diligence Personnel”) will have access to certain confidential information pertaining to the Company, the Company’s advisor, the Company’s sponsor, the Dealer Manager or their respective affiliates in connection with its due diligence review of the Offering (the “Due Diligence Information”). All Due Diligence Information received by the Dealer in connection with its due diligence review of the Offering is confidential and Dealer shall maintain, and shall cause the Diligence Personnel to maintain, such information as confidential and not use, disclose, distribute or copy such information except in connection with Dealer’s due diligence inquiry. Notwithstanding the foregoing, such Due Diligence Information may be disclosed (a) if approved in writing for disclosure by the Company and the Dealer Manager, (b) pursuant to a subpoena or as required by law, or (c) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the SEC or FINRA), provided that the Dealer shall notify the Dealer Manager in advance if practicable under the circumstances of any attempt to obtain Due Diligence Information pursuant to provisions (b) and (c).

XX.	Attorneys’ Fees, Applicable Law, and Venue

In the event of a dispute concerning any provision of this Dealer Agreement (including any provisions of the Dealer Manager Agreement incorporated into this Dealer Agreement), either party may require the dispute to be submitted to binding arbitration, conducted on a confidential basis, under the then current commercial arbitration rules of FINRA in accordance with the terms of this Dealer Agreement (including the governing law provisions of this section) and pursuant to the Federal Arbitration Act (9 U.S.C. §§ 1 – 16). The parties will request that the arbitrator or arbitration panel (“Arbitrator”) issue written findings of fact and conclusions of law. The Arbitrator shall not be empowered to make any award or render any judgment for punitive damages, and the Arbitrator shall be required to follow applicable law in construing this Dealer Agreement, making awards, and rendering judgments. The decision of the arbitration panel shall be final and binding, and judgment upon any arbitration award may be entered by any court having jurisdiction. All arbitration hearings will be held at the Los Angeles FINRA District

Office or at another mutually agreed upon site. The parties may agree on a single arbitrator, or, if the parties cannot so agree, each party will have the right to choose one arbitrator, and the selected arbitrators will choose a third arbitrator. Each arbitrator must have experience and education that qualify him or her to competently address the specific issues to be designated for arbitration. Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration. Except as provided otherwise in Section 6 of the Dealer Manager Agreement, in any action or arbitration to enforce the provisions of this Dealer Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. Each party to this Dealer Agreement hereby waives a trial by jury in any legal action or proceeding relating to this Dealer Agreement. This Dealer Agreement shall be construed under the laws of the State of New York; provided, however, that the governing law for causes of action for violations of federal or state securities law shall be governed by the applicable federal or state securities law.

XXI.	Severability

In the event that any court of competent jurisdiction declares any provision of this Dealer Agreement invalid, such invalidity shall have no effect on the other provisions of this Dealer Agreement, which shall remain valid and binding and in full force and effect, and to that end the provisions of this Dealer Agreement shall be considered severable.

XXII.	No Waiver

Failure by either party to promptly insist upon strict compliance with any of the obligations of the other party under this Dealer Agreement shall not be deemed to constitute a waiver of the right to enforce strict compliance with respect to any obligation under this Dealer Agreement.

XXIII.	Assignment

This Dealer Agreement may not be assigned by Dealer, except with the prior written consent of Dealer Manager. This Dealer Agreement may be assigned by Dealer Manager with 10 days prior written notice to Dealer, but such assignment shall not release Dealer Manager from any liability under this Dealer Agreement subsequent to any such assignment. This Dealer Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors, and permitted assigns.

XXIV.	Authorization

Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this Dealer Agreement as contemplated herein, and that the individual who has signed this Dealer Agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this Dealer Agreement.

XXV.	Counterparts

This Dealer Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

THE DEALER MANAGER:

PACIFIC OAK CAPITAL MARKETS, LLC

By:	/s/ Michael J. Manning
Michael J. Manning
Chief Executive Officer

Exhibit A to the Dealer Manager Agreement

When executed, please Fax ([___________]) and Mail to:

Pacific Oak Capital Markets, LLC

3200 Park Center Drive, Suite 600

Costa Mesa, CA 92626

Attn.: Peter McMillan

Email: pmcmillan@pac-oak.com

Re:    OFFERING OF SHARES IN STRATEGIC STORAGE TRUST VI, INC.

Gentlemen:

We have read the foregoing Dealer Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any changes to the information listed on this signature page during the term of this Dealer Agreement.

Dated: , 20
(Print Name of Firm)
By:
(Authorized Representative)
Print Name:
Title:
Central Registration Depository #:
Tax ID #:
Address:

Phone:
Facsimile:
Email:
Please attach wiring instructions for payment (if desired)

We will execute and return an original signed copy.

Please specify the States in which you intend to solicit purchasers.

(Circle “All States” or individual States)												All States
[AL]	[AK]	[AZ]	[AR]	[CA]	[CO]	[CT]	[DE]	[DC]	[FL]	[GA]	[GU]	[HI]
[ID]	[IL]	[IN]	[IA]	[KS]	[KY]	[LA]	[ME]	[MD]	[MA]	[MI]	[MN]	[MS]
[MO]	[MT]	[NE]	[NV]	[NH]	[NJ]	[NM]	[NY]	[NC]	[ND]	[OH]	[OK]	[OR]
[PA]	[PR]	[RI]	[SC]	[SD]	[TN]	[TX]	[UT]	[USVI]	[VT]	[VA]	[WA]	[WV]
[WI]	[WY]